Exhibit 5.1
March 28, 2011
Associated Banc-Corp
1200 Hansen Road
Green Bay, Wisconsin 54304

Re:	Associated Banc-Corp Offering of Senior Notes Under Registration Statement on Form S-3 (Registration No. 333-156251)
Ladies and Gentlemen:
     We have acted as special counsel to Associated Banc-Corp, a Wisconsin corporation (the “Company”) in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of its 5.125% Senior Notes due 2016 (the “Securities”) pursuant to an Indenture dated as of March 14, 2011 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Pricing Committee Resolution adopted on March 21, 2011, as certified by Brian R. Bodager, Executive Vice President, Chief Administrative Officer, General Counsel & Corporate Secretary of the Company (collectively, the “Indenture”), subject to the terms and conditions of the Underwriting Agreement (the “Underwriting Agreement”), dated March 21, 2011, by and between the Company and J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., as representatives of several underwriters named therein (collectively, the “Underwriters”). The Securities are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2008 (File No. 333-156251) (the “Registration Statement”), including a base prospectus dated December 17, 2008 (the “Base Prospectus”), and a prospectus supplement dated March 21, 2011 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Underwriting Agreement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of

Associated Banc-Corp
March 28, 2011

such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, (ii) the Prospectus, (iii) the Issuer Free Writing Prospectus filed with the Commission on March 21, 2011, (iv) the Global Note, (v) the Indenture, (vi) the Underwriting Agreement, (vii) the Company’s Amended and Restated Articles of Incorporation, as amended and currently in effect, (viii) the Company’s Amended and Restated Bylaws, as currently in effect and (ix) records of proceedings and actions of the Company’s Board of Directors and the Pricing Committee of the Company’s Board of Directors relating to the transaction described in the Underwriting Agreement relating to the issuance and sale of the Securities and related matters.
     In connection with this opinion, we have assumed (i) the legal capacity of all natural persons, (ii) the accuracy and completeness of all documents and records that we have reviewed, (iii) the genuineness of all signatures and due authority of the parties signing such documents, (iv) the authenticity of the documents submitted to us as originals and (v) the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by the parties, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, other than with respect to the Securities, the validity and binding effect thereof.
     Our opinion set forth below is subject to (i) the effects of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the enforceability of the Securities is considered in a proceeding at law or in equity).
     Based upon and subject to the foregoing, it is our opinion that following (i) the issuance of the Securities in accordance with the Indenture, the Underwriting Agreement and the Prospectus Supplement, (ii) the execution, authentication, issuance and delivery of the Securities, substantially in the form of Global Note, in accordance with the Indenture and (iii) the receipt by the Company of the consideration specified in, or determined in accordance with the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
     Our opinion expressed above is limited to the laws of the State of New York and we do not express any opinion herein concerning any other law. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 28, 2011. We also consent to the

Associated Banc-Corp
March 28, 2011

reference to our firm under the caption “Validity of notes” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Katten Muchin Rosenman LLP
KATTEN MUCHIN ROSENMAN LLP